                                                                   EXHIBIT 99.14

                 COVAD CLOSES FUNDING FROM SBC AS IT EXITS FROM
                 BANKRUPTCY AND ELIMINATES $1.4 BILLION IN DEBT
Contact:
                                                    Covad Press Contact
Covad Press Contact                                 -------------------
-------------------   Covad Press Contact           Kristy Cory
Martha Sessums        -------------------           Weber Shandwick
408.616.6986          Kathleen Greene 408.616.6976  503.332.0204
msessums@covad.com    kgreene@covad.com             kcory@webershandwick.com
------------------    -----------------             ------------------------

Covad Investor Relations:
------------------------
Greg Tornga
408.844.7457
InvestorRelations@covad.com
---------------------------

Santa Clara, Calif. (Dec. 20, 2001) - Covad Communications (OTCBB: COVD) exits from bankruptcy today and eliminates $1.4 billion in high-yield and convertible bondholder debt by paying bondholders the pre-negotiated amount approved last week, December 13, 2001, by the US Bankruptcy Court for the District of Delaware.

In addition, Covad today received funding from the previously announced transactions with SBC Communications Inc. (NYSE:SBC), which include a loan and the restructuring of a resale and marketing agreement. These agreements have a combined value of $150 million. The court's approval of the reorganization plan was one of the conditions for completing those transactions. The funding from SBC is expected to provide the capital Covad will need to finance its growth to cash flow positive operations, which is targeted in the second half of 2003.

Covad eliminated $1.4 billion in debt by paying its bondholders the court-approved combination of cash and 15 percent ownership of the company. Covad paid $257 million, or $0.19 on the dollar of face amount or accreted bond value, plus approximately $13 million in previously restricted cash as previously approved by the court. Covad also issued approximately 35 million shares of common stock to the bondholders and approximately 9 million shares of common stock to settle class action lawsuits and other claims in accordance with the court's order confirming Covad's plan of reorganization. Pre-existing shareholders will retain approximately 80 percent of the company.

"Major steps have been completed in the revitalization of Covad," said Charles
E. Hoffman, Covad president and CEO. "A year ago, Covad refocused the company to accommodate the change in capital markets and began reducing expenses. We have now finished restructuring our balance sheet, are fully-funded and essentially debt free. We are focused on refining our business plans to continue to innovate with new services, strengthening our distribution channels, maintaining quality service and financial discipline and keeping the customer at the center of what we do."

Covad Communications Group, Inc.'s operating companies, which provide DSL services to customers, were not included in the court-supervised proceeding and continued to operate in the ordinary course of business without any court imposed restrictions throughout the approximately four month process. Covad Communications Group, Inc. filed for reorganization on August 15, 2001.

The new agreement with SBC will not increase the company's ownership in Covad, which is currently at approximately five percent. The agreement allows SBC to offer a more diverse portfolio of DSL products to customers inside and outside SBC's traditional 13-state region.

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About Covad Communications
Covad is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups and PC OEMs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad's network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
The statements contained in this press release that are not historical facts are "forward-looking statements," including statements concerning Covad's anticipated reduction of costs, expected reductions in cash usage, ability to continue as a going concern, sufficiency of Covad's cash on hand, additional capital requirements, ability to secure additional financing, ability to become cash flow positive and achieve profitability and the statements made by the president and CEO and the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Covad's ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad's ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Covad's SEC Annual Report on Form 10-K for the year ended December 31, 2000 and in Covad's SEC Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

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